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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   )*


                                   Telik, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)





                                   87959M 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [ ] Rule 13d-1(c)
        [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

----------------------                                    ----------------------
CUSIP NO.  87959M 10 9                                    PAGE  2  OF   5  PAGES
----------------------                                    ----------------------

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  1    NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Sanwa Kagaku Kenkyusho Co., Ltd.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Japan
--------------------------------------------------------------------------------
     NUMBER OF         5    SOLE VOTING POWER
       SHARES
    BENEFICIALLY             2,445,301 Shares
      OWNED BY       -----------------------------------------------------------
        EACH           6    SHARED VOTING POWER
     REPORTING
       PERSON               0 Shares.
        WITH         -----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER

                            2,445,301 Shares
                     -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            0 Shares.
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,445,301 Shares
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

       Not applicable.
--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       10.8%
--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------


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CUSIP NO.  87959M 10 9                                    PAGE  3  OF   5  PAGES
----------------------                                    ----------------------


ITEM 1(a)      NAME OF ISSUER:

               Telik, Inc.
               -----------------------------------------------------------------

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               750 Gateway Blvd., South San Francisco, CA 94080
               -----------------------------------------------------------------

ITEM 2(a)      NAME OF PERSON FILING:

               Sanwa Kagaku Kenkyusho Co., Ltd.
               -----------------------------------------------------------------

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               35, Higashisotobori-cho, Higashi-ku, Nagoya 461 Japan
               -----------------------------------------------------------------

ITEM 2(c)      CITIZENSHIP:

               A Japanese corporation
               -----------------------------------------------------------------

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock
               -----------------------------------------------------------------

ITEM 2(e)      CUSIP NUMBER:

               87959M 10 9
               -----------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               (a)   [ ]      Broker or Dealer registered under Section 15 of
                              the Act

               (b)   [ ]      Bank as defined in Section 3(a)(6) of the Act

               (d)   [ ]      Investment Company registered under Section 8 of
                              the Investment Company Act

               (e)   [ ]      Investment Adviser registered under Section 203 of
                              the Investment Advisers Act of 1940


               (f)   [ ]      Employee Benefit Plan, Pension Fund which is
                              subject to the provisions of the Employee
                              Retirement Income Security Act of 1974 or
                              Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

               (g)   [ ]      Parent Holding Company, in accordance with Section
                              240.13d-1(b)(1)(ii)(G) (NOTE: See Item 7)

               (h)   [ ]      Group, in accordance with Section
                              240.13d-1(b)(1)(ii)(H)


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CUSIP NO.  87959M 10 9                                    PAGE  4  OF   5  PAGES
----------------------                                    ----------------------


ITEM 4.        OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)    AMOUNT BENEFICIALLY OWNED:

                      2,445,301 Shares
                      ----------------------------------------------------------

        (b)    PERCENT OF CLASS:

                      10.8%
                      ----------------------------------------------------------

        (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    sole power to vote or to direct the vote

                      2,445,301 Shares
                      ----------------------------------------------------------

               (ii)   shared power to vote or to direct the vote

                      0 Shares
                      ----------------------------------------------------------

               (iii)  sole power to dispose or to direct the disposition of

                      2,445,301 Shares
                      ----------------------------------------------------------

               (iv)   shared power to dispose or to direct the disposition of

                      0 Shares
                      ----------------------------------------------------------

Instruction:   For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

Instruction:   Dissolution of a group requires a response to this item.


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CUSIP NO.  87959M 10 9                                    PAGE  5  OF   5  PAGES
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ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.
               -----------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.
               -----------------------------------------------------------------

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.
               -----------------------------------------------------------------

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not applicable.
               -----------------------------------------------------------------

ITEM 10.       CERTIFICATION

               Not applicable.
               -----------------------------------------------------------------


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     February 12, 2001
                                     ------------------------------------------
                                                       Date

                                     /s/ KEIJI TANIMOTO
                                     ------------------------------------------
                                                    Signature

                                     Keiji Tanimoto, President
                                     ------------------------------------------
                                                   Name/Title